                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                SCHEDULE 14D-1/A
               TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 12)
                                (FINAL AMENDMENT)

                         ------------------------------

                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2
                            (Name of Subject Company)

                         COOPER RIVER PROPERTIES, L.L.C.
                            INSIGNIA PROPERTIES, L.P.
                            INSIGNIA PROPERTIES TRUST
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (Bidders)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (Cusip Number of Class of Securities)

                         ------------------------------

                                 PATRICK J. FOYE
                            EXECUTIVE VICE PRESIDENT
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidders)

                                    Copy to:

                               JOHN A. HEALY, ESQ.
                               ROGERS & WELLS LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000

                         ------------------------------

--------------------------------                                                   -------------------------------
CUSIP No.   NONE                                     14D-1/A                                   Page 2
--------------------------------                                                   -------------------------------

==================================================================================================================
   1.      Name of Reporting Persons
           S.S. or I.R.S. Identification Nos. of Above Persons

                                        COOPER RIVER PROPERTIES, L.L.C.
------------------------------------------------------------------------------------------------------------------
   2.      Check the Appropriate Box if a Member of a Group
                                                                                                           (a)[ ]
                                                                                                           (b)[X]
------------------------------------------------------------------------------------------------------------------
   3.      SEC Use Only


------------------------------------------------------------------------------------------------------------------
   4.      Sources of Funds

                                        AF
------------------------------------------------------------------------------------------------------------------
   5.      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                              [ ]
------------------------------------------------------------------------------------------------------------------
   6.      Citizenship or Place of Organization

                                        DELAWARE
------------------------------------------------------------------------------------------------------------------
   7.      Aggregate Amount Beneficially Owned by Each Reporting Person

                                        69,656.4
------------------------------------------------------------------------------------------------------------------
   8.      Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                              [ ]
------------------------------------------------------------------------------------------------------------------
   9.      Percent of Class Represented by Amount in Row 7

                                        7.7%
------------------------------------------------------------------------------------------------------------------
   10.     Type of Reporting Person

                                        OO
==================================================================================================================

--------------------------------                                                   -------------------------------
CUSIP No.   NONE                                     14D-1/A                                   Page 3
--------------------------------                                                   -------------------------------

==================================================================================================================
   1.      Name of Reporting Persons
           S.S. or I.R.S. Identification Nos. of Above Persons

                                        INSIGNIA PROPERTIES, L.P.
------------------------------------------------------------------------------------------------------------------
   2.      Check the Appropriate Box if a Member of a Group
                                                                                                           (a)[ ]
                                                                                                           (b)[X]
------------------------------------------------------------------------------------------------------------------
   3.      SEC Use Only


------------------------------------------------------------------------------------------------------------------
   4.      Sources of Funds

                                        WC
------------------------------------------------------------------------------------------------------------------
   5.      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                              [ ]
------------------------------------------------------------------------------------------------------------------
   6.      Citizenship or Place of Organization

                                        DELAWARE
------------------------------------------------------------------------------------------------------------------
   7.      Aggregate Amount Beneficially Owned by Each Reporting Person

                                        69,656.4
------------------------------------------------------------------------------------------------------------------
   8.      Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                              [ ]
------------------------------------------------------------------------------------------------------------------
   9.      Percent of Class Represented by Amount in Row 7

                                        7.7%
------------------------------------------------------------------------------------------------------------------
   10.     Type of Reporting Person

                                        PN
==================================================================================================================

--------------------------------                                                   -------------------------------
CUSIP No.   NONE                                     14D-1/A                                   Page 4
--------------------------------                                                   -------------------------------

==================================================================================================================
   1.      Name of Reporting Persons
           S.S. or I.R.S. Identification Nos. of Above Persons

                                        INSIGNIA PROPERTIES TRUST
------------------------------------------------------------------------------------------------------------------
   2.      Check the Appropriate Box if a Member of a Group
                                                                                                           (a)[ ]
                                                                                                           (b)[X]
------------------------------------------------------------------------------------------------------------------
   3.      SEC Use Only


------------------------------------------------------------------------------------------------------------------
   4.      Sources of Funds

                                        NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------
   5.      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                              [ ]
------------------------------------------------------------------------------------------------------------------
   6.      Citizenship or Place of Organization

                                        MARYLAND
------------------------------------------------------------------------------------------------------------------
   7.      Aggregate Amount Beneficially Owned by Each Reporting Person

                                        69,656.4
------------------------------------------------------------------------------------------------------------------
   8.      Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                              [ ]
------------------------------------------------------------------------------------------------------------------
   9.      Percent of Class Represented by Amount in Row 7

                                        7.7%
------------------------------------------------------------------------------------------------------------------
   10.     Type of Reporting Person

                                        OO
==================================================================================================================

--------------------------------                                                   -------------------------------
CUSIP No.   NONE                                     14D-1/A                                   Page 5
--------------------------------                                                   -------------------------------

==================================================================================================================
   1.      Name of Reporting Persons
           S.S. or I.R.S. Identification Nos. of Above Persons

                                        APARTMENT INVESTMENT AND MANAGEMENT COMPANY
------------------------------------------------------------------------------------------------------------------
   2.      Check the Appropriate Box if a Member of a Group
                                                                                                           (a)[ ]
                                                                                                           (b)[X]
------------------------------------------------------------------------------------------------------------------
   3.      SEC Use Only


------------------------------------------------------------------------------------------------------------------
   4.      Sources of Funds

                                        NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------
   5.      Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                              [ ]
------------------------------------------------------------------------------------------------------------------
   6.      Citizenship or Place of Organization

                                        MARYLAND
------------------------------------------------------------------------------------------------------------------
   7.      Aggregate Amount Beneficially Owned by Each Reporting Person

                                        69,656.4
------------------------------------------------------------------------------------------------------------------
   8.      Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                              [ ]
------------------------------------------------------------------------------------------------------------------
   9.      Percent of Class Represented by Amount in Row 7

                                        7.7%
------------------------------------------------------------------------------------------------------------------
   10.     Type of Reporting Person

                                        CO
==================================================================================================================

                       AMENDMENT NO. 12 TO SCHEDULE 14D-1

             This Amendment No. 12 constitutes the final amendment to the Tender Offer Statement on Schedule 14D-1 of Cooper River Properties, L.L.C. (the "Purchaser"), Insignia Properties, L.P. ("IPLP"), Insignia Properties Trust ("IPT") and Apartment Investment and Management Company ("AIMCO"), originally filed with the Commission on July 30, 1998, as amended by Amendment No. 1 filed with the Commission on August 18, 1998, Amendment No. 2 filed with the Commission on August 27, 1998, Amendment No. 3 filed with the Commission on September 2, 1998, Amendment No. 4 filed with the Commission on September 9, 1998, Amendment No. 5 filed with the Commission on September 21, 1998, Amendment No. 6 filed with the Commission on September 28, 1998, Amendment No. 7 filed with the Commission on October 5, 1998, Amendment No. 8 filed with the Commission on October 19, 1998, Amendment No. 9 filed with the Commission on November 17, 1998, Amendment No. 10 filed with the Commission on December 16, 1998 and Amendment No. 11 filed with the Commission on January 4, 1999 (the "Schedule 14D-1"). The Schedule 14D-1 relates to the tender offer of the Purchaser for up to 300,000 of the outstanding units of limited partnership interest (the "Units") of Consolidated Capital Institutional Properties/2 (the "Partnership"), at a purchase price of $42.00 per Unit, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 30, 1998, the First Supplement to the Offer to Purchase, dated December 15, 1998, and the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Offer to Purchase and the original Schedule 14D-1.


ITEM 6.      INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

             (a)-(b) At 5:00 p.m., New York time, on Thursday, December 31, 1998, the Offer expired pursuant to its terms. A total of 69,656.4 Units, representing approximately 7.7% of the outstanding Units, were validly tendered and not withdrawn pursuant to the Offer for the Purchase Price of $42.00. The Purchaser has accepted for payment, and the Depositary has mailed checks in payment of, all of those Units at the price of $42.00 per Unit.

                                    SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 29, 1999

                                COOPER RIVER PROPERTIES, L.L.C.

                                By:    Insignia Properties, L.P.,
                                       its managing member

                                By:    Insignia Properties Trust,
                                       its general partner


                                By:    /s/ PATRICK J. FOYE
                                       --------------------------------------
                                       Patrick J. Foye
                                       Executive Vice President


                                INSIGNIA PROPERTIES, L.P.

                                By:    Insignia Properties Trust,
                                       its general partner


                                By:    /s/ PATRICK J. FOYE
                                       --------------------------------------
                                       Patrick J. Foye
                                       Executive Vice President


                                INSIGNIA PROPERTIES TRUST


                                By:    /s/ PATRICK J. FOYE
                                       --------------------------------------
                                       Patrick J. Foye
                                       Executive Vice President


                                APARTMENT INVESTMENT AND
                                MANAGEMENT COMPANY


                                By:    /s/ PATRICK J. FOYE
                                       --------------------------------------
                                       Patrick J. Foye
                                       Executive Vice President



                                        7